Exhibit 4.5.2
                                                                  -------------

DATE


NAME

ADDRESS


Social Security/Account Number:



Dear Optionee:


We are pleased to notify you that the Board of Directors has granted to you today the following stock option(s) under the 2000 Non-Qualified Stock Plan (the Plan):


    Date of Grant    Type of Grant    Number of Shares    Option Price
    ------------------------------------------------------------------

        2/29/00      Non-Qualified                           $8.17


These stock option(s) have been granted, and may be exercised only upon the terms and conditions of this Stock Option Agreement, subject in all respects to the provisions of the Plan, as it may be amended. The attached Stock Option Terms and Conditions are incorporated in and are part of this Stock Option Agreement.


                                       APPLIED TELECOM, INC.


                                       By:  /s/ James D. Beatty
                                            -------------------------
                                       Its: President
                                            -------------------------




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                              APPLIED TELECOM, INC.
                      2000 NON-QUALIFIED STOCK OPTION PLAN
                             STOCK OPTION AGREEMENT
                        STOCK OPTION TERMS AND CONDITIONS

1.       Definitions

         Capitalized terms used and not defined herein shall have the respective meanings assigned to such terms in the Plan. As used in these Stock Option Terms and Conditions, the following words and phrases shall have the respective meanings ascribed to them below unless the context in which any of them is used clearly indicates a contrary meaning:

         (a)      ATI:  Applied Telecom, Inc., an Illinois corporation.

         (b) Options: The stock option or stock options listed in the first paragraph of the letter dated [Date] to which these Stock Option Terms and Conditions are attached and which together with these Stock Option Terms and Conditions constitutes the Stock Option Agreement.

         (c) Option Shares: The shares of ATI Common Stock issuable or transferable on exercise of the Options.

         (d) Plan: ATI's 2000 Non-Qualified Stock Plan, as such Plan may be amended and in effect at the relevant time.

         (e)      Shares:  Shares of ATI Common Stock.

         (f) Stock Option Agreement: These Stock Option Terms and Conditions together with the letter dated [Date] to which they are attached.

2.       When Options May be Exercised

         The Options may be exercised, in whole or in part (but only for a whole number of shares) and at one time or from time to time, as follows:

                                               Beginning         Ending

                 50% of the Option Shares    March 1, 2001  February 29, 2008

                 50% of the Option Shares    March 1, 2002  February 29, 2008



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         All vesting increments are rounded to the nearest whole number of
         Option Shares and vest only during the period indicated above, provided that:

         (a) if you die while an employee of ATI, your estate, or any person who acquires the Options by bequest or inheritance, may exercise all the Options not theretofore exercised within (and only within) the period beginning on your date of death (even if you die before you have become entitled to exercise all or any part of the Options) and ending three years thereafter;

         (b) if your employment by ATI terminates other than by death, then:

                  (i) if your employment by ATI is terminated for cause, the Options shall expire forthwith upon your termination and may not be exercised thereafter; and

                  (ii) if your employment by ATI terminates for any reason including Disability) not specified in subparagraph
                           (a) or in clause (i) of this subparagraph (b), you (or if you die after your termination date, your estate or any person who acquires the Options by bequest or inheritance) may thereafter exercise the Options within (and only within) the period ending three months after your termination date, but only to the extent they were exercisable on your termination date, it being understood that neither (i) your transfer from ATI to a Subsidiary or affiliate ATI, whether or not incorporated, or vice versa, or from one Subsidiary or affiliate of ATI to another, nor
                           (ii) a leave of absence duly authorized in writing by ATI, shall be deemed a termination of employment;

         (c) the beginning exercise date of any unexercisable Options will be delayed for the length of time during which you are on an unpaid leave of absence duly authorized in writing by ATI that exceeds six months.

         The Board may, in its discretion, extend the period during which Options may be exercised beyond the period set forth in subparagraphs
         (a) and (b)(ii) above, but in no event shall the provisions of the foregoing subparagraphs (a) and (b) extend to a date after February 29, 2008 the period during which the Options may be exercised.

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3.       Exercise Procedure

         (a) To exercise all or any part of the Options, you (or after your death, your estate or any person who has acquired the Options by bequest or inheritance) must contact the Plan administrator for instructions regarding exercise. In connection with any exercise of Options:

                  (i) full payment of the exercise price for the Option Shares to be purchased on exercise of the Options may be made by check or wire transfer of the exercise price and any withholding taxes payable;

                  (ii) in the case of any person other than you seeking to exercise the Options, such documents as the Plan administrator shall require to establish to their satisfaction that the person seeking to exercise the Options is entitled to do so.

         (b) The Board may from time to time establish such other procedures in connection with the exercise of the Options, including, but not limited to a telephonic or electronic exercise procedure and a cashless exercise procedure pursuant to which a sufficient number of Option Shares may be sold and the proceeds applied to the exercise price and any withholding taxes in connection with such exercise.

         (c) An exercise of the whole or any part of the Options shall be effective if you elect (or after your death, the person entitled to exercise the Options elects) to pay the exercise price for the Option Shares entirely by check; (i) upon confirmation of our transaction by ATI and full payment of the exercise price and withholding taxes (if applicable) being received by ATI within five business days following the confirmation; and (ii) receipt of any documents required pursuant to Section 3(a)(ii).

         (d) By your acceptance of this Stock Option Agreement, you agree (for yourself and on behalf of any other person who becomes entitled to exercise the Options) to deliver or cause to be delivered to ATI any balance of the exercise price for the Option Shares to be purchased upon the exercise of the Option required to pay in full the exercise price for those Option Shares, that payment being by check or wire transfer, on or before the fifth business day after the date on which you notify ATI of the exercise. If such payment is not made, you (for yourself and on behalf of any other person who becomes entitled to exercise the Options) authorize ATI, in its discretion, to set off against salary payments or other amounts

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                  due or which may become due you (or the person entitled to exercise the Options) any balance of the exercise price for those Option Shares remaining unpaid thereafter.

4.       Transferability

         The Options are not transferable by you otherwise than by will or by the laws of descent and distribution. During your lifetime, only you are entitled to exercise the Options.

5.       Withholding

         ATI shall have the right, in connection with the exercise of the Options in whole or in part, to deduct from any payment to be made by ATI under the Plan an amount equal to the taxes required to be withheld by law with respect to such exercise or to require you (or any other person entitled to exercise the Options) to pay to it an amount sufficient to provide for any such taxes so required to be withheld. By your acceptance of this Stock Option Agreement, you agree (for yourself and on behalf of any other person who becomes entitled to exercise the Options) that if ATI elects to require you (or such other person) to remit an amount sufficient to pay such withholding taxes, you (or such other person) must remit that amount within five business days after the confirmation of the Option exercise. If such payment is not made, ATI, in its discretion, shall have the same right of set-off with respect to payment of the withholding taxes in connection with the exercise of the Option as provided under Section 3(d) with respect to payment of the exercise price.

6        Rights as Stockholder

         You will not have any rights as a stockholder with respect to any Option Shares unless and until you become the holder of such Option Shares on the books and records of ATI.

7.       Headings

         The section headings contained in these Stock Option Terms and Conditions are solely for the purpose of reference, are not part of the agreement of the parties and shall in no way affect the meaning or interpretation of this Stock Option Agreement.

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8.       References

         All references in these Stock Option Terms and Conditions to Sections, paragraphs, subparagraphs or clauses shall be deemed to be references to Sections, paragraphs, subparagraphs and clauses of these Stock Option Terms and Conditions unless otherwise specifically provided.

9.       Entire Agreement

         This Stock Option Agreement and the Plan embody the entire agreement and understanding between ATI and you with respect to the Options, and there are no representations, promises, covenants, agreements or understandings with respect to the Options other than those expressly set forth in this Stock Option Agreement and the Plan.

10.      Applicable Laws and Regulations

         This Stock Option Agreement and ATI's obligation to issue Option Shares hereunder are governed by the laws of Illinois, without regard to its conflicts of laws principles, and the Federal law of the United States.















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